EXHIBIT 99.1

Gladstone Capital Announces Reduction of Base Management Fee and Declares Monthly Cash Distributions for October, November and December, 2015

MCLEAN, Va., Oct. 14, 2015 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the "Company") reported today that on October 13, 2015, the Company has amended its existing advisory agreement with Gladstone Management Corporation, a registered investment adviser (the "Adviser") to reduce the base management fee under the agreement from 2.0% per annum (0.5% per quarter) of average total assets (excluding cash or equivalents) to 1.75% per annum (0.4375% per quarter). All other terms of the  advisory agreement between the Company and the Adviser remain unchanged. The amendment was approved unanimously by the Company's board of directors, including, specifically, approved unanimously by the Company's independent directors.

In addition the Company announced today that its board of directors declared the following monthly cash distributions.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of October, November and December, 2015, payable per the table below. The Company has paid 144 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly common stock cash distributions.

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
October 22	October 26	November 4	$0.07
November 13	November 17	November 30	$0.07
December 16	December 18	December 31	$0.07
Total for the Quarter:			$0.21

Term Preferred Stock: $0.140625 per share of the Company's 6.75% Series 2021 Term Preferred Stock ("Term Preferred Stock") for each of October, November and December, 2015, payable per the table below. The Term Preferred Stock trades on the NASDAQ under the symbol "GLADO."

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
October 22	October 26	November 4	$0.140625
November 13	November 17	November 30	$0.140625
December 16	December 18	December 31	$0.140625
Total for the Quarter:			$0.421875

The Company offers a dividend reinvestment plan (the "DRIP") to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior, second lien, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

CONTACT: For further information:
         Gladstone Capital Corporation, 703-287-5893